EXECUTION

February 1, 2004

Ocwen Federal Bank FSB

The Forum, Suite 1002

1675 Palm Beach Lakes Boulevard

West Palm Beach, FL 33401

Attention:  Secretary

Re:  Sub-Servicing Side Letter Agreement, dated as of February 1, 2004

To the Addressee Listed Above:

Reference is hereby made to the Ocwen Securitization Servicing Agreement (SASCO 2004-GEL1) dated as of February 1, 2004 (the “OSSA”), among Ocwen Federal Bank FSB, as servicer (the “Servicer”), Lehman Brothers Holdings Inc., as seller (the “Seller”), and Aurora Loan Services Inc., as master servicer (the “Master Servicer”).  Defined terms used herein and not defined herein shall have the meanings ascribed thereto in the OSSA.

This letter shall govern the terms and confirm our agreement and understanding of the manner in which the Servicing Fees for certain Mortgage Loans listed on Schedule I hereto (which Schedule may be amended from time to time to include additional mortgage loans which are transferred to the Servicer) (the “Sub-serviced Mortgage Loans”), are to be paid by the Servicer.  It is expressly understood that the provisions of this letter shall only apply to the Sub-serviced Mortgage Loans.

1.

That the following terms are defined as follows:

General Servicing Fee:  With respect to each Sub-serviced Mortgage Loan, an amount equal to one-twelfth the product of (a) the General Servicing Fee Rate and (b) the outstanding principal balance of such Sub-serviced Mortgage Loan.  The General Servicing Fee is payable solely from the interest portion (including recoveries with respect to interest from Liquidation Proceeds to the extent permitted by Section 3.02 of the OSSA) of such Monthly Payment collected by the Servicer, or as otherwise provided under the OSSA or this letter.

General Servicing Fee Rate:  0.50% per annum.

Prepayment Interest Shortfall Amount:  With respect to any Remittance Date, for each Sub-serviced Mortgage Loan that was subject to a voluntary Principal Prepayment in full or in part during the related Principal Prepayment Period (other than Principal Prepayments relating to a repurchase of the Sub-serviced Mortgage Loan by the Seller or any other Person), which Principal Prepayment was applied to such Sub-serviced Mortgage Loan prior to such Sub-serviced Mortgage Loan’s Due Date in the succeeding Principal Prepayment Period, the amount of interest (net the related General Servicing Fee for Principal Prepayments in full only) that would have accrued on the amount of such Principal Prepayment during the period commencing on the date as of which such Principal Prepayment was applied to such Sub-serviced Mortgage Loan and ending on the last day of the related Principal Prepayment Period.  The Prepayment Interest Shortfall Amount, if any, with respect to each Sub-Serviced Mortgage Loan shall be made from the Servicer’s own funds, without reimbursement therefor, up to a maximum amount per month equal to the General Servicing Fee for such month for such Sub-Serviced Mortgage Loan.

Seller Remittance Amount:  With respect to each Due Period and any Sub-serviced Mortgage Loan, an amount equal to one-twelfth the product of (a) the Seller Remittance Rate and (b) the outstanding principal balance of the Sub-serviced Mortgage Loan as of the related Determination Date.  The Seller Remittance Amount with respect to any Due Period shall not be reduced by the amount of any Prepayment Interest Shortfall Amount with respect to the Sub-serviced Mortgage Loan.  The obligation of the Servicer to pay the Seller Remittance Amount with respect to a Sub-serviced Mortgage Loan is limited to, and the Seller Remittance Amount is payable solely from the interest portion (including recoveries with respect to interest from Liquidation Proceeds to the extent permitted by Section 3.02 of the OSSA) of the Monthly Payments collected by the Servicer with respect to such Sub-serviced Mortgage Loan, or as otherwise provided under the OSSA.

Seller Remittance Rate:  With respect to each Sub-serviced Mortgage Loan, the difference between the General Servicing Fee Rate and the Ocwen Servicing Fee Rate.

Ocwen Servicing Fee:  With respect to each Sub-serviced Mortgage Loan, an amount equal to the sum of (a) one-twelfth the product of (i) the Ocwen Servicing Fee Rate and (ii) the outstanding principal balance of such Sub-serviced Mortgage Loan.  The Ocwen Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds, Insurance Proceeds or Condemnation Proceeds to the extent permitted by Section 3.04 of the OSSA) of such Monthly Payments collected by the Servicer, or as otherwise provided under the OSSA or this letter.

Ocwen Servicing Fee Rate:  The rate set forth in Schedule I hereto with respect to each Sub-serviced Mortgage Loan.

2.

On each Remittance Date, with respect to each Sub-serviced Mortgage Loan, the Servicer shall remit to the Collection Account maintained by the Master Servicer the Seller Remittance Amount with respect to each Sub-serviced Mortgage Loan.

3.

The Servicer shall be entitled to recover any unpaid Ocwen Servicing Fees and the Master Servicer shall be entitled to recover for distribution to the Seller the Seller Remittance Amount, to the extent not remitted, out of Insurance Proceeds, Condemnation Proceeds, REO Disposition Proceeds or Liquidation Proceeds to the extent permitted in Section 3.04 of the OSSA and out of amounts derived from the operation and sale of an REO Property to the extent permitted by Section 3.16 of the OSSA.

4.

With respect to Sub-serviced Mortgage Loans, the Termination Fee payable pursuant to Section 8.02 of the OSSA in the event of a termination of the Servicer by the Seller without cause shall be replaced by a de-boarding fee with respect to each terminated Sub-serviced Mortgage Loan equal to $25, $15 or $0 per terminated Sub-serviced Mortgage Loan, as applicable, as provided on the schedule attached hereto as Schedule II.

If the foregoing correctly sets forth your understanding of our agreement with respect to the matters addressed above, kindly acknowledge receipt of and agreement to the terms of this letter by signing and promptly returning three originals of this letter to Bill Walenczyk at Lehman Brothers, 745 Seventh Avenue, 5th Floor, New York, New York 10019.

Very truly yours,

LEHMAN BROTHERS HOLDINGS INC.,

as Seller

By:     /s/ Stanley Labanowski

Name: Stanley Labanowski

Its:     Authorized Signatory

ACCEPTED AND AGREED:

OCWEN FEDERAL BANK FSB,

as Servicer

By:

   /s/ Ronald M. Faris

Name:  Ronald M. Faris

Its:

President

SCHEDULE I

[To be provided by Lehman Collateral Analysis]